Exhibit 99.1

Molina Healthcare Wins Ohio Medicaid Contracts

LONG BEACH, Calif.--(BUSINESS WIRE)--April 13, 2021--Molina Healthcare, Inc. (NYSE: MOH) today announced that its Ohio health plan subsidiary has been selected as an awardee in all three regions across the state pursuant to the Medicaid managed care RFA issued on September 30, 2020, by the Ohio Department of Medicaid (ODM).

The new contract for Molina’s Ohio health plan is expected to begin in early 2022, and will offer health care coverage to Medicaid beneficiaries through the State of Ohio’s Covered Family and Children, Expansion, and Aged, Blind or Disabled programs which in total cover approximately 3.0 million members.

“We are honored that ODM has selected Molina to continue to serve the state’s most vulnerable citizens, as we have been proud to do for more than 15 years,” said Ami Cole, president of Molina’s Ohio health plan. “We are thrilled to be part of Ohio’s implementation of exciting and forward-thinking approaches in its next generation of managed care.”

About Molina Healthcare

Molina Healthcare, Inc., a FORTUNE 500 company, provides managed healthcare services under the Medicaid and Medicare programs and through the state insurance marketplaces. Through its locally operated health plans, Molina Healthcare served approximately 4.0 million members as of December 31, 2020. For more information about Molina Healthcare, please visit molinahealthcare.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains “forward-looking statements” regarding the provisional award of a Medicaid managed care contract to Molina’s Ohio health plan by ODM. All forward-looking statements are based on the Company’s current expectations that are subject to numerous risks and uncertainties that could cause actual results to differ materially. Such risks include, without limitation, the failure to finalize or formalize the provisional awards or to execute a final Medicaid managed care contract, changes incidental to a successful protest or legal action, a delay in the start date for the contract, or other supervening action by ODM or a court. Given these risks and uncertainties, Molina cannot give assurances that its forward-looking statements will prove to be accurate. All forward-looking statements in this release represent Molina’s judgment as of the date hereof, and it disclaims any obligation to update any forward‑looking statements to conform the statement to changes in its expectations that occur after the date of this release.

Contacts

Investor Contact: Julie Trudell, Julie.Trudell@molinahealthcare.com, 562-912-6720
Media Contact: Caroline Zubieta, Caroline.Zubieta@molinahealthcare.com, 562-951-1588